Exhibit 99.1

Dayton Superior Corporation Signs Agreement to Acquire Assets of
Safway Formwork Systems, LLC

    DAYTON, Ohio--(BUSINESS WIRE)--July 1, 2003--Dayton Superior Corporation today announced that it has signed an agreement to acquire substantially all of the fixed assets and rental fleet assets of Safway Formwork Systems, LLC, a subsidiary of Safway Services, Inc., whose ultimate parent is ThyssenKrupp AG ("TK"). Headquartered near Milwaukee, Wisconsin, Safway Formwork sells and rents concrete forming and shoring systems, principally European style products designed and manufactured by TK's European concrete forming and shoring business, to a national customer base. The transaction is expected to close in the third quarter of the year.
    Stephen R. Morrey, Dayton Superior's President and Chief Executive Officer, said, "By acquiring the Safway Formwork assets and integrating it into Symons, our concrete forming business, we will significantly expand our product offerings in European clamping systems and expect to further build upon the customer relationships Safway's management and employees have established over the last several years."
    Dayton Superior Corporation, with annual revenues of $378 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.
    "Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control, such as the general economy, governmental expenditures and changes in banking and tax laws; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the seasonality of the construction industry; and the amount of debt Dayton Superior must service. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Registration Statement on Form S-4, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

    CONTACT: Dayton Superior Corporation
             Alan F. McIlroy, 937/428-7172
             Fax: 937/428-9115